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                                                                 EXHIBIT 99.4(b)

                         FREE LOOK PERIOD ENDORSEMENT
                         ----------------------------


       This Endorsement is a part of the Policy to which it is attached.


The "FREE LOOK PERIOD" contained on the cover page of this policy is deleted and replaced with the following paragraph.

"FREE LOOK PERIOD" - You may cancel this Policy by returning it by the 30th day after you received it. You may return it to us or to the agent who sold it to you. When we receive the Policy, we will cancel it and refund the Policy Value plus any contract fees and other charges paid.



                    UNITED INVESTORS LIFE INSURANCE COMPANY


                           /s/ Anthony L. McWhorter
                                   President